PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated August 15, 2007)	REGISTRATION NO. 333-44286

1,000,000,000 Depositary Receipts
Europe 2001 HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Europe 2001 HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company[1]	Ticker	Share Amounts	Primary U.S. Trading Market
AEGON, N.V.	AEG	5.2	NYSE
Alcatel-Lucent*	ALU	3	NYSE
Amdocs Limited	DOX	3	NYSE
ARM Holdings plc*	ARMH	8	NASDAQ
ASM International N.V.	ASMI	13	NASDAQ
ASML Holding N.V.	ASML	6.2222	NASDAQ
AstraZeneca PLC.*	AZN	4	NYSE
AXA*	AXA	6	NYSE
Bookham Inc.	BKHM	1.2	NASDAQ
BP p.l.c.*	BP	4	NYSE
Daimler AG	DAI	4	NYSE
Deutsche Telekom AG*	DT	5	NYSE
Diageo p.l.c.*	DEO	5	NYSE
Elan Corporation, p.l.c.*	ELN	4	NYSE
Ericsson LM Telephone Company*	ERIC	3.2	NASDAQ
GlaxoSmithKline p.l.c.*	GSK	6	NYSE
Infineon Technologies AG*	IFX	5	NYSE
ING Groep N.V.*	ING	4	NYSE
Koninklijke Philips Electronics N.V.	PHG	5	NYSE
Millicom International Cellular S.A.*	MICC	8	NASDAQ
Nokia Corp.*	NOK	5	NYSE
Novartis AG*	NVS	5	NYSE
Qiagen N.V.	QGEN	6	NASDAQ
Repsol YPF, S.A.*	REP	11	NYSE
Ryanair Holdings p.l.c.*	RYAAY	16	NASDAQ
Sanofi-Aventis SA*	SNY	4.6956	NYSE
SAP AG*	SAP	4	NYSE
Shire Limited*	SHPGY	4	NASDAQ
Skillsoft p.l.c.*	SKIL	6	NASDAQ

(continued on following page)

1           Effective September 15, 2008, IONA Technologies PLC merged with Progress Software Corporation.  As a result, IONA Technologies PLC will no longer be an underlying constituent of the Europe 2001+ HOLDRSSM Trust.  IONA shareholders received $4.00 in cash for each share of IONA Technologies PLC (which is net a cancellation fee of $0.05 of the Depositary).  For the 3 shares of IONA Technologies PLC per 100 shares round lot of Europe 2001+ HOLDRS, The Bank of New York Mellon received $12.00.  The Bank of New York Mellon distributed cash at a rate of $0.12 per depositary share of Europe 2001+ HOLDRS.  The record date for the distribution was September 23, 2008 and the payable date is October 9, 2008.  Once the allocation has been completed by DTC, creations/cancellations will require $12.00 per 100 share round-lot of Europe 2001+ HOLDRS through September 23, 2008.

Name of Company	Ticker	Share Amounts	Primary U.S. Trading Market
STMicroelectronics N.V.	STM	4	NYSE
Telefonica S.A.*	TEF	4.56	NYSE
Total S.A.*	TOT	6	NYSE
UBS AG	UBS	6.3	NYSE
Unilever N.V.	UN	9	NYSE
Vodafone Group p.l.c.*	VOD	5.25	NYSE
WPP Group p.l.c.	WPPGY	3	NASDAQ

*  The securities of these non-U.S. companies trade in the United States as American Depository Receipts.  Please see “Risk Factors” and “Federal Income Tax Consequences—Special considerations with respect to underlying securities of foreign issuers” for additional information relating to an investment in a non-U.S. company.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is September 30, 2008.